As filed with the Securities and Exchange Commission March 31, 2005

File No. 333-114302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-2/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-effective Amendment No. 1

UCN, INC.

(Formerly Buyers United, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	7389	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Address and telephone number of registrant’s principal offices)

Paul Jarman

14870 Pony Express Road, Bluffdale, Utah 84065

(801) 320-3300

(Name, address and telephone number of agent for service)

Copies to:

Mark E. Lehman, Esq.

Parsons Behle & Latimer

201 South Main Street, Suite 1800, Salt Lake City, UT 84111

Telephone: (801) 532-2666/ Fax: (801) 355-1813

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒.

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Rule 429 Notice: Pursuant to Rule 429 the prospectus included in this post-effective amendment shall serve as a combined prospectus for this registrations statement on Form S-2, file no. 333-114302, and the registration statement on Form SB-2, file no. 333-108655, which is hereby converted to Form S-2. All filings fees for both registration statements were paid previously.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Rule 429 Notice: Pursuant to Rule 429 the prospectus included in this post-effective amendment shall serve as a combined prospectus for this registration statement on Form S-2, file no. 333-114302, and the registration statement on Form SB-2, file no. 333-108655.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value (1)	5,340,546 shares	$2.90	$15,487,583.40	$1,962.28
Common Stock $0.0001 par value (2)	164,125 shares	$2.90	$475,962.50	$60.30
		Total	$15,963,545.90	$2,022.58

(1)	The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraph (c) of Rule 457 under the Securities Act of 1933.

(2)	These shares are registered on behalf of a selling security holder who holds an outstanding warrant to purchase common stock at an exercise price of $2.76 per share, which is lower than $2.90 (the average high bid and low asked prices on April 6, 2004). The amount registered also includes such additional shares as may be issued as a result of the anti-dilution provisions of the warrant in accordance with Rule 416 under the Securities Act of 1933. The offering price and gross offering proceeds are estimated solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (g)(3) of Rule 457 under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Deregistration

Pursuant to Rule 429, upon effectiveness of the prospectus forming a part of this post-effective amendment the registration statement, file no. 333-108655, will be deemed amended by post-effective amendment, and pursuant to such amendment the registrant hereby deregisters 1,209,700 shares of common stock included in said registration statement, file no. 333-108655, which are shares that were issuable under options and warrants that expired without being exercised and issuable under convertible notes that were repaid and not converted.

ii

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: March 31, 2005

Prospectus

UCN, INC.

COMMON STOCK

This prospectus relates to the offer and sale, from time to time, of up to 5,504,671 shares of the common stock of UCN, Inc. and 8,779,333 additional shares of common stock by the selling security holders listed on page 11 of this prospectus, or their transferees.

We registered 5,504,671 shares for sale by selling security holders under a registration statement on Form S-2 filed with the Securities and Exchange Commission, File No. 333-114302, and declared effective April 22, 2004, which we refer to in this prospectus as the “2004 Registration.” We registered under the 2004 Registration

•	5,340,546 shares of common stock, and issued as dividends and on conversion in March 2004 of previously outstanding preferred stock, and

•	164,125 shares of common stock issuable on exercise of a warrant at an exercise price of $2.76 per share.

Of these shares, the selling security holders have sold 2,439,612.

We registered 8,779,333 shares for sale by selling security holders under a registration statement on Form SB-2 filed with the Securities and Exchange Commission in 2003, File No. 333-108655, that was first declared effect in October 2003 and last declared effective under a post-effective amendment on June 14, 2004, which we refer to in this prospectus as the “2003 Registration.” We registered under the 2003 Registration

•	Warrants to purchase 109,375 shares at a price of $1.25 per share

•	Warrants to purchase 4,466,856 shares at a price of $2.00 per share

•	Warrants to purchase 672,700 shares at a price of $2.50 per share

•	Options to purchase 2,189,152 shares at prices ranging from $2.00 to $5.392 per share

•	Convertible notes in the amount of $1,162,500 convertible at $2.00 per share

•	Convertible notes in the amount of $1,775,000 convertible at $2.50 per share

•	50,000 shares of common stock

Of these shares, to the best of our knowledge, 721,500 have been sold by the selling security holders, options and warrants for 399,700 shares have expired, and 810,000 shares will not be issued on conversion of convertible notes due to the fact the notes were repaid. Therefore, we have deregistered 1,209,700 shares. Consequently, 6,848,133 shares remain unsold.

UCN will receive potential proceeds from exercise of the options and warrants described above, which proceeds at March 31, 2005 totaled $8,957,301 including any shares of common stock tendered by holders of warrants to exercise the warrants. UCN will not receive any proceeds or benefit from resale of the shares by the selling security holders.

Quotations for our common stock are reported on the OTC Bulletin Board under the symbol “UCNN.” On March 28, 2005, the closing bid price for our common stock was $2.65 per share.

A copy of our annual report on Form 10-K for the year ended December 31, 2004 is attached to this prospectus. The mailing address and telephone number of our executive office are:

UCN, Inc.

14870 Pony Express Road, Bluffdale, Utah 84065

Telephone (801) 320-3300

See “ Risk Factors” beginning on page 7 for information you should consider before you purchase shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement.” Further, when we use the words “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “internal,” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

SUMMARY

Our company

UCN, Inc. offers a wide range of call management, long distance, toll free, data transmission, and related communication service options at competitive prices, and provides to its customers a standard of service it believes is comparable to other industry participants. The services we offer include:

•	Real time call management

•	Automatic call distribution

•	Interactive voice response

•	Dedicated access long distance service

•	Toll-free 800/888/877/866 services

•	Dedicated data transmission

•	Private line data services

•	Calling card services

•	Conference calling

•	Outbound dialing and voice message broadcasting

•	Fax to email

•	Switched long distance services

•	Voice mail

These services are offered individually, or in a suite of services tailored to a customer’s needs. UCN now services approximately 88,000 business and residential consumers across America. We have refined our business model over the past several years to address specific niche opportunities in the vast communications industry. Our focus is the sale of call management and related telecommunications services to small and medium sized businesses, particularly those businesses that have a need to receive and manage a high volume of customer and consumer telephone traffic.

UCN is now marketing its services primarily through independent agents to business customers. Our web site supports the marketing effort of our agents by providing a resource for exploring and selecting the specialized services and options we offer business customers

UCN was originally formed as a Utah corporation in 1994. In March 1999, we changed our corporate domicile from Utah to Delaware through a merger with a Delaware corporation formed for that purpose. When we changed the corporate domicile our name became BUI, Inc., and we effected a 1-for-4 reverse split in the issued and outstanding common stock. On April 20, 2000, we changed our name to BuyersOnline.com, Inc., on November 20, 2001, we changed our name to Buyers United, Inc., and on July 15, 2004, our name was changed to UCN, Inc. During 2003, the Company established a wholly-owned subsidiary in Virginia for the purpose of conducting business in that state.

Our strategy

After a series of strategic acquisitions commencing in 2002, UCN emerged in 2003 with a new product approach that combines an innovative national voice over Internet protocol (VoIP) network with on-demand proprietary software for contact handling/contact management applications. Although VoIP in the consumer market has attracted the most attention in the past several years, according to International Data Corp. (IDC) the business market is where significant growth will be over the next five years. IDC projects a compound growth rate of 282 percent, from $60 million in 2004, to $7.6 billion in 2008 for hosted Internet protocol (IP) voice services among U.S. businesses. As that pertains to call center management, UCN believes it is on the cutting edge of the evolution in the telecommunications industry from traditional call center management and long distance services to an integrated enhanced contact management service.

Many businesses, small to large, need to manage large amounts of telephone traffic with customers and business contacts. In the traditional hardware/software solution the business owner purchases a system from an equipment provider that is installed on site, purchases long distance service from a long-distance service provider, and then attaches one to the other. This separation between call management and call delivery has resulted in a fragmented market served by multiple vendors that offer either:

•	High-end onsite hardware/software solutions designed to substantially improve worker productivity that serve about ten percent of the contact center operations based in the United States with 200 or more customer contact seats, which is big enough to afford the large investment needed to purchase the costly equipment, software, and technical expertise, or

•	Less expensive hardware/software solutions affordable by the remaining 90 percent of the market that have few features, little flexibility, and limit the business’s ability to improve worker productivity.

Our strategy is to develop and deploy a call management service that is affordable, scalable to the business’s call traffic, and offers features that can substantially improve worker productivity in small or large call centers at the same level as high-end traditional systems.

We began with acquisition of our VoIP Network in December 2002, and in October 2003 we obtained from MyACD, Inc. (MyACD) rights to their software technology for call management. Our solution is to merge call management and call delivery on the VoIP Network, which began with our inContact™ and in.Network® call management products, and has now evolved to UCN Intelligent-T dedicated services. With these products

•	The call management function is performed with the software that resides on our VoIP Network,

•	Call delivery runs through our VoIP Network so the software can perform its management function, and

•	Call traffic is routed and delivered to where the business wants it to go through a dedicated long distance connection we provide as an inter-exchange carrier or through switched long distance we provide as a reseller.

In essence, our products remove the traditional call management hardware/software from the business site, replace it with software on our VoIP Network, and deliver robust call management functions to the business with long distance service. By application of our strategy UCN has evolved beyond being a long distance provider or software provider to be, what we call, a Network Application Provider, which we believe will be the next generation of service providers in the telecommunication industry.

During the last two years of packaging and refining our network applications we have developed marketing capacity and a customer base to create immediate opportunities for sales of our products and services to both existing and new customers. We have in place a network of sales agents, many of which we have worked with for years, through which we can now market our inContact and Intelligent-T products. Beginning in December 2002 and continuing into 2004 we also added a substantial number of long distance customers (business and residential) through purchases of customer accounts. We believe there will continue to be opportunities to purchase customer accounts that include businesses that could benefit from our products, and we will look for those opportunities and try to take advantage of them to the extent our resources and other factors allow.

Acquisitions and recent developments

In January 2005 UCN closed the purchase of all the outstanding capital stock of MyACD, Inc. from its two stockholders pursuant to the option UCN acquired in October 2003. MyACD develops software solutions for call center traffic management and related functions that UCN offers to its customers over its VoIP Network. The total purchase price was $6.2 million, and was paid with non-interest bearing promissory notes issued by UCN to the former stockholders. Initial payments on the promissory notes were made in January 2005 with 562,985 shares of UCN common stock valued at $2.00 per share, and cash of $427,000. UCN will continue making variable monthly payments based on MyACD product revenue until January 2008, when all remaining principal owed on the notes will be due. The notes are secured by MyACD common stock.

UCN purchased 37 dedicated long distance customers from Source Communications, LLC for $750,000 in February 2004.

During August 2003, UCN purchased approximately 12,000 long distance customers from Glyphics Communications, Inc. for $544,000.

In May 2003 UCN completed the acquisition from Acceris Communications Inc. (formerly I-Link, Inc.) of equipment and a perpetual software license that together comprise the VoIP Network we operate. The assets acquired include dedicated equipment required for operating the VoIP Network, customers serviced through the network, and certain trademarks. In consideration for the assets and software license, UCN issued to Acceris 300,000 shares of Series B Convertible Preferred Stock. This preferred stock was converted to 1,500,000 common shares in March 2004 pursuant to an agreement with Acceris that allowed Acceris to sell 750,000 of the converted common shares to the investors that also purchased common stock from UCN in March 2004, and granted to Acceris the right to include its common stock in the registration statement we subsequently filed for those investors during 2004.

In December 2002 UCN purchased from Touch America, Inc., a subsidiary of Touch America Holdings, Inc., a substantial number of its switched voice telecommunication customers, including the carrier identification code used to service those customers. In June 2003, we amended the purchase agreement to acquire additional switched voice and dedicated telecommunications customers. The total purchase price was $6.5 million.

The offering

Shares that remain unsold that may be offered by selling security holders

2004 Registration	3,065,059
2003 Registration	6,848,133

Total	9,913,192

Proceeds to UCN assuming all remaining options and warrants covering shares that may be offered by selling security holders are exercised	$8,957,301

Use of proceeds from exercise of options and warrants	Proceeds will be used for working capital

UCN may issue up to 584,602 shares underlying other warrants that have not been registered, and options that have been registered under a registration statement on Form S-8 filed in 2004. UCN intends to file another registration Statement on Form S-8 covering 1,000,000 additional shares of common stock that may be purchased by employees of UCN under the 2005 Employee Stock Purchase Plan.

RISK FACTORS

An investment in UCN involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of his or her entire investment. You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock. The risks described below are not all of the risks facing us. Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

inContact and Intelligent-T are new product offering so we have no history with the product to evaluate in determining whether we will be successful in penetrating the market.

Over the past two years UCN has expended significant time and resources in acquiring and developing its VoIP Network and the contact management software embodied in inContact and Intelligent-T. We began ramping up our marketing effort for these products in the last half of 2004, so it is too soon to tell how successful we will be in achieving meaningful market penetration at a level that will enable us to recoup our investment and improve our results of operations in future periods. If we have poor or mediocre results from marketing these new products, it would likely have a material adverse effect on our results of operations and financial condition.

Our results of operations have shown significant fluctuations over the past several years, and this continued volatility could impact the resources we have to pursue our business and adversely affect an investment in UCN.

Our net loss applicable to common stockholders was approximately $2.79 million in 2004 compared to net income of $301,000 in 2003 and a net loss of $420,000 in 2002. This volatility in our results of operations is a result of a number of factors, including, significant costs incurred in the acquisition and development of our VoIP Network and in.Network® family of products, pricing pressure on long distance rates that continue to narrow the difference between revenue and cost of service, and surges in revenue resulting from acquisitions of customer accounts that diminish in subsequent periods through customer attrition. Continued losses at significant levels caused by these and other factors would likely diminish the working capital we have available to pursue implementation of our Network Application Provider business and limit our ability to take advantage of opportunities to acquire customer accounts that would increase revenues. We are unable to predict whether or to what extent we will succeed with our business strategy, or whether we will be able to establish sustainable growth in revenues and improvement in results of operations.

Our revenues and operating results may be negatively impacted by the pricing decisions of our competitors and our providers.

Our revenues from period to period depend on the pricing for long distance service we can obtain from the wholesale providers of these services. We also must price our services at levels that are competitive in the marketplace. This industry has a history of downward pressure on long distance service rates as a result of competition among providers. To acquire and retain customers we offer these services at prices that are perceived as competitive in conjunction with the other benefits we provide.

Consequently, falling prices will likely result in lowering our rates to customers, which will reduce revenues. On the other hand, higher prices charged by our providers will cut into gross profit margins unless we raise prices to our customers, which may be difficult for us to do if our competitors are not subject to the same upward pricing pressures or chose not to increase prices notwithstanding such pressure. To make up for potential reductions in either revenues or profits, it would be necessary for us to continue to make significant increases in our customer base from period to period, and there is no assurance that that we will be successful in doing so.

Disruptions in the operation of our technology could adversely affect our operations.

We are dependent on our computer databases, billing and account computer programs, Internet protocol network, and computer hardware that houses these systems to effectively operate our business and market our services. Our customers and providers may become dissatisfied by any system failures that interrupt our ability to provide our service to them. Substantial or repeated system failures would significantly reduce the attractiveness of our services. Significant disruption in the operation of these systems would adversely affect our business and results of operations.

Our enhanced services are dependent on leased telecommunications lines, and a significant disruption or change in these services could adversely affect our business.

The enhanced services we offer, such as automatic call distribution, fax to email, real time account management, and the in.Network® family of products, are provided to customers through a dedicated network of equipment we own connected through leased telecommunications lines with capacity dedicated to us that is based on Internet protocol, which means the communication initiated by the customer is converted to data packs that are transmitted through the dedicated network and managed by our software that resides on our equipment attached to the network. We also move a portion of our voice long distance service over this dedicated network, because it lowers our cost of providing the service from the cost of using traditional transmission methods.

We lease telecommunication lines and space at co-location facilities for our equipment, which represents the backbone of our dedicated network, from third party suppliers. If any of these suppliers is unable or unwilling to provide or expand their current levels of service to us that enable us to serve our customers, the services we offer would be adversely affected. Although we believe leased telecommunications lines and co-location facilities are available from alternative suppliers, we might not be able to obtain substitute services from other providers at reasonable or comparable prices or in a timely fashion. Any resulting disruptions in the services we offer that are provided over our dedicated network would likely result in customer dissatisfaction and adversely affect our operations. Furthermore, pricing increases by any of the suppliers we rely on for the dedicated network could adversely affect our results of operations if we are unable to pass pricing increases through to our customers.

Our business could be materially harmed if our computer systems were damaged.

Substantially all of our dedicated network systems are located at four locations in Los Angeles, Salt Lake City, Dallas, and New York. Our customer service, billing, and service management systems are located at our offices in Bluffdale, Utah. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins, human error, or other similar disruptive problems could also adversely affect our systems. Accordingly, any significant systems disruption could have a material adverse effect on our business, financial condition, and results of operations.

We use the Internet in various aspects of our business. The viability of the Internet as an information medium and commercial marketplace will depend in large part upon the stability and maintenance of the infrastructure for providing Internet access and carrying Internet traffic.

Historically we have relied on the Internet for customer service and billing. Failure to develop a reliable network system or timely development and acceptance of complementary products, such as high-speed access systems, could materially harm our business. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation. If the Internet does not remain a viable conduit for data and transactional traffic or the manner in which it now operates changes significantly, then our business and results of operations could be adversely affected.

A fundamental requirement for online communications is the secure transmission of confidential information over public networks. Our failure to protect this confidential information could result in liability.

If third parties succeed in penetrating our network security or otherwise misappropriate our customer information, we could be subject to liability. Our liability could include claims for unauthorized purchases with credit card or banking information, impersonation or other similar fraud claims, as well as for other misuses of personal information, including for unauthorized marketing purposes. These claims could result in litigation and adverse publicity, which could have a material adverse effect on our reputation, business, and results of operations.

Our growth and results of operations are not predictable, which means an investment in us has greater risk.

UCN experienced significant growth in 2003, primarily through internal growth and the purchase of customer accounts. A recent acquisition of assets have substantially increased our operations. We cannot predict if or when another such acquisition opportunity may present itself. Consequently, it is not possible to predict with any certainty the growth of our business over the next year, whether internally or through acquisitions. Our ability to continue our growth and improve upon results of operations will depend on a number of factors, including our ability to maintain and expand our independent agent network, the availability of capital to fund purchases of customers or acquisitions, existing and emerging competition, and our ability to maintain sufficient profit margins despite pricing pressures. Furthermore, the growth and development of our business may be harmed if we are unable to adapt and expand our systems, procedures, and controls to support and manage our growth. All of these factors indicate there could be fluctuations in our results of operations and volatility in our stock price that could expose an investor to greater risk.

Our inability to promote our name and service could adversely affect the development of our business.

Building recognition of our brand name “UCN” is beneficial to attracting additional customers, obtaining favorable reseller agreements with providers of long distance, and establishing strategic relationships with independent agents and businesses that can facilitate or enhance our service offerings and marketing efforts. In January 2004 we filed an application with the U.S. Patent and Trademark Office to register the mark, but have yet to receive any response on the application. If we fail to obtain registration of “UCN,” we may consider adopting new marks for promotion, so we would gain little from promoting “UCN” specifically as a brand name. Even if we are successful in registering the mark, our failure to promote and maintain our brand name successfully may result in slowed growth, loss of customers, loss of market share, and loss of strategic relationships. We cannot assure that we will be able to promote our brand names as fully as we would like, or that promoting our brand name will enable us to be competitive or improve our results of operations.

Our development of enhanced services could subject us to claims of patent infringement that would adversely affect our results of operations.

We offer enhanced services through our dedicated network, such as fax to email. This and other enhanced services have been the subject of claims by certain patent holders that providing the enhanced services violates existing patent rights covering the manner and method by which the services are performed. We have not received any notice or claim from any party that any service we offer violates any such rights. Should we receive such a notice, we expect that the patent holder would seek a licensing arrangement in which we would be required to pay a license fee to continue to offer the service, and may seek license payment for past sales of the service using the alleged patented technology. Payment of any such license fees would have an adverse impact on the net revenue generated from sales of the enhanced services.

Regulation of IP telephony services is unclear, so the imposition of significant regulation in the future could adversely affect our operations.

We deliver our enhanced services and move other long distance service through our VoIP Network. At both the Federal and state level, proceedings and investigations are pending with respect to whether IP-enabled voice communications are telecommunications services subject to Federal and state regulation. A determination that such services are subject to regulation would likely increase the cost of services we provide, which would adversely affect our results of operations. Even if a determination is made that our IP delivered services are not subject to current regulation, there is no assurance that Federal or state governments will not impose regulation on IP-enabled communications in the future that would add substantially to our costs of doing business.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

As of March 28, 2005, we have 20,772,669 shares of common stock outstanding, of which 16,723,932 shares are freely tradable, and the balance of 4,048,737 shares may be sold subject to the volume, timing, and other conditions of Rule 144 adopted under the Securities Act of 1933.

In addition, we have outstanding warrants, options and a convertible note to acquire 3,761,508 additional shares that are registered for sale by the holders in the public market under a registration statement filed with the Securities and Exchange Commission in September 2003. Assuming all these warrants and options are exercised, there would be 24,533,677 shares of common stock issued and outstanding. We have also reserved for future issuance 3,329,473 additional shares of common stock as follows:

•	Up to 2,150,522 shares underlying other warrants and options that were granted and remained outstanding as of the date of this filing; and

•	Up to 1,178,951 shares reserved for issuance under our stock plans.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline, which could adversely affect an investment in our stock and could materially impair our ability to raise capital through the sale of additional equity securities. On the other hand, should the value or market price of our stock rise, the holders of these outstanding warrants, options, and convertible securities have the opportunity to profit, and to exercise purchase or conversion rights at a time when we could obtain equity capital on more favorable terms than those contained in these securities.

INFORMATION ABOUT UCN

We currently file periodic reports pursuant to the Securities Exchange Act of 1934. All of our reports, such as annual and quarterly reports, and other information, such as proxy statements, are filed electronically with the Securities and Exchange Commission (SEC). Copies of the reports, proxy statements, and other information may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a Registration Statement on Form S-2 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus. For further information you may:

•	Read a copy of the Registration Statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

•	Obtain a copy from the SEC upon payment of the fees prescribed by the SEC

Our corporate website is http://www.ucn.net. We make available on this website, free of charge, access to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statement on Schedule 14A and amendments to those materials filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically submit such material to the SEC.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. We incorporate by reference into this prospectus our annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the Securities and Exchange Commission on March 30, 2005, and our current report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2005 and amendment no. 1 thereto filed March 23, 2005, copies of which are attached to this prospectus. Such incorporation of the annual report is not intended to incorporate herein any information contained in the Form 10-K provided under Item 11 in response to paragraphs (k) and (l) of Item 402 of Regulation S-K.

Upon a written or oral request, we will provide to you free of charge a copy of any or all of such documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in those documents. You should direct any such request to:

Kimm Partridge, Secretary

UCN, Inc.

14870 Pony Express Road

Bluffdale, Utah 84065

Telephone (801) 320-3300

SELLING SECURITY HOLDERS

2004 Registration

The following table sets forth as of March 28, 2005 the name of each of the selling security holders in the 2004 Registration that hold unsold registered shares

•	The number of shares of common stock that each such selling security holder owns,

•	The number of shares of common stock owned by each selling security holder that may be offered for sale from time to time by this prospectus, and

•	The percent of our outstanding common stock each selling security holder will continue hold assuming the sale of all the common stock offered.

Some of the selling security holders may distribute their shares, from time to time, to their limited and/or general partners and members, who may sell shares pursuant to this prospectus. Each selling security holder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder. Except as described in the notes to the table, none of the selling security holders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

We originally registered 5,504,671 shares of common stock, par value of $0.001 per share, on behalf of the selling security holders. UCN will receive no proceeds from this offering, other than through the possible exercise of the warrant held by Roth Capital Partners for 164,125 shares at $2.76 per share, or a total of $452,985. Since the initial registration in 2004, we are advised that the stock positions of the security holders have changed. Changes include purchases in the open market and sales of common stock under the prospectus.

Selling Security Holder	Number Of Shares Owned	Number Of Shares Offered	Percentage Owned After (1)
033 Growth Partners I, L.P. (2)	606,761	522,059	-0-
033 Growth Partners II, LP (2)	188,983	165,856	-0-
Oyster Pond Partners, LP (2)	134,083	119,818	-0-
033 Growth International Fund Ltd. (2)	296,673	263,201	-0-
Lagunitas Partners LP (3)	423,740	423,740	-0-
Gruber & McBaine International (3)	94,870	94,870	-0-
J Patterson McBaine (3)	54,086	54,086	-0-
Jon D. Gruber & Linda W. Gruber (3)	54,086	54,086	-0-
Firefly Partners LP (3)	38,218	38,218	-0-
Shannon River Partners, LP	315,629	241,129	-0-
Shannon River Partners II, LP	506,771	333,871	1.2
Wynnefield Partners Small Cap Value, LP I	267,300	77,000	1.3
Wynnefield Partners Small Cap Value, LP	239,800	71,000	1.2
Wynnefield Small Cap Value Offshore Fund, Ltd.	171,300	52,000	-0-
MicroCapital Fund LP	262,000	254,000	-0-
MicroCapital Fund Ltd.	156,000	136,000	-0-
Roth Capital Partners, LLC (4)	164,125	164,125	-0-

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentage of beneficial ownership is based on 20,772,669 shares of common stock outstanding as of March 15, 2005.

(2)	As reported in a Schedule 13G filed with the Securities and Exchange Commission, 033 Asset Management, LLC, may be deemed to hold an indirect beneficial interest in the shares held by these funds because of its status as investment manager for the funds, but 033 Asset Management, LLC, also reported that it disclaims an economic interest or beneficial ownership of the shares.

(3)	Jon D. Gruber and J. Patterson McBaine are the direct beneficial holders of a total of 108,172 shares of common stock. Messrs. Gruber and McBaine are two of the three portfolio managers of Gruber McBaine Capital Management, LLC. Gruber McBaine Capital Management is the general partner of Lagunitas Partners LP and Firefly Partners LP. Further, Gruber McBaine Capital Management is the investment advisor of Gruber & McBaine International, with full voting and investment discretion. As a result of these relationships, Messrs. Gruber and McBaine may be deemed to have an indirect beneficial interest in a total of 556,828 shares held by Lagunitas Partners LP, Firefly Partners LP and Gruber & McBaine International.

(4)	This figure represents the shares of common stock issuable upon exercise of a warrant issued to Roth Capital Partners, LLC as partial compensation for its services as placement agent in connection with the private placement we closed in March 2004. Roth Capital Partners is a registered broker-dealer.

2003 Registration

The following table sets forth as of March 28, 2005 the name of each of the selling security holders in the 2004 Registration that hold unsold registered shares

•	The number of shares of common stock that each such selling security holder owns,

•	The number of shares of common stock owned by each selling security holder that may be offered for sale from time to time by this prospectus, and

•	The percent of our outstanding common stock each selling security holder will continue hold assuming the sale of all the common stock offered.

Selling security holders may transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling security holder. Except as described in the notes to the table, none of the selling security holders has had a material relationship with us within the past three years other than as a result of the ownership of our common stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Selling Security Holder	Number of shares owned	Number of shares offered	Percentage owned after
Adametz, James	33,670	20,000	0.1
Alloy, Mark	144,208	50,000	0.5
Bagley, Bryan	50,000	50,000	0.0
Bagley, Dal (2)	1,366,747	762,500	2.9
Barnett, Steve (1)	405,558	215,000	0.9
Bazelon, Richard & Eileen	236,174	50,000	0.9
Bernath, Michael & Amy	89,191	25,000	0.3
Brimhall, George & Brenda	74,898	50,000	0.1
Carrigan, Ellie	72,536	41,000	0.2
Cohen, Leonard	59,167	25,000	0.2
David, Philip	100,999	30,000	0.3
David, Richard	239,269	131,250	0.5
Deckelbaum, Morris Trust	65,117	5,000	0.3
Dickerson, David	273,472	130,000	0.7
Dove, Krissy	4,000	4,000	0.0
Dritz, Steven	181,125	87,500	0.4
Elliott, Lang	99,229	35,000	0.3
Engineering Fitness	88,313	37,500	0.2
Fabbri, Ina	5,000	5,000	0.0
Friedlander, Charles	33,835	12,500	0.1
Fulton, Peter	22,016	22,016	0.0
Galterio, Richard	115,165	72,288	0.2
Gatewood, Bennie	99,440	56,500	0.2
Getz, Norman	58,392	25,000	0.2
Gilbert, Warren (New Amsterdam)	25,000	25,000	0.0
Gilleland, Ned	44,772	15,625	0.1
Gleason/Orthopedic	121,543	37,500	0.4
Gomes, Zachary	139,309	25,000	0.5
Gordon, Chris	461,494	314,500	0.7
Graves, Eugene	133,531	75,000	0.3
Grow, David (1)	150,000	75,000	0.4
Herzing, Henry	554,209	225,000	1.6
Hickey, Bill & Pamela	228,472	85,000	0.7
Hickey, Kim	78,710	50,000	0.1
Huse, Wilfred & Margaret	214,144	115,000	0.5
Jackson, William & Ann	141,335	50,000	0.4
Jacobs, Norman	133,869	50,000	0.4
Jagmin, Anthony	114,784	25,000	0.4
Janis, Michael & Rosamond	100,622	45,000	0.3
Jarman, Paul (1)	742,052	440,466	1.4
Joseph, Ralph	13,238	10,000	0.0
Kandel, Brian	29,586	12,500	0.1
Keating, Patrick	20,736	12,500	0.0
Kimball, Robert	77,409	25,000	0.3

Krogue, Ken (2)	312,226	293,770	0.1
Labarbara, Luann	2,500	2,000	0.0
Labarbara, Vincent	79,036	34,036	0.2
LeBlanc, Gene	15,770	12,500	0.0
Lee, Daniel	241,804	65,625	0.8
Leithauser, Charles	65,000	25,000	0.2
Leithauser, Charles, Trustee	65,060	25,000	0.2
MacNeil, Jeff & Shelly	95,419	21,250	0.4
Marsillo, Mario	36,959	20,584	0.1
Menillo, Gregory	90,959	50,000	0.2
Menon, Venugopal	16,695	5,000	0.1
Mirman, Al	71,383	7,500	0.3
Mirman, Ilene	111,903	77,736	0.2
Moley, Andrew	118,330	50,000	0.3
Mulkey II Ltd. Partnership	114,473	65,000	0.2
Novogrodzky, Mario	34,205	25,000	0.0
Nunley Investments	188,178	50,000	0.7
Nunley, P.	25,000	25,000	0.0
Patil, Jayakumar & Purnima	180,779	12,500	0.8
Pepe, Danielle	10,000	10,000	0.0
Pobiel, Ronald	12,181	2,500	0.0
Radulovic, Alex	29,791	25,000	0.0
Rand, Eric	389,539	241,000	0.7
Smith, Karen E.	288,902	75,000	1.0
Schiller, Leonard	140,869	40,625	0.5
Schiller, Phillip	42,586	25,000	0.1
Siegel, Marc & Joyce	52,979	30,236	0.1
Smith, Donald	49,577	20,000	0.1
Smith, G. Douglas (1)	688,768	624,916	0.3
Smith, Gary (2)	480,084	112,500	1.8
Smith, Rodney D.	3,140	3,140	0.0
Smith, Thomas & Liz	104,378	15,000	0.4
Sommer, Frederic	800	800	0.0
Stern, Ted (1)	1,995,923	908,750	5.1
Stewart, Stephen	56,351	25,000	0.2
Stone, Joel	162,985	50,000	0.5
Tanner, Stephen	71,667	37,500	0.2
Van Le, Linda	20,736	12,500	0.0
Volpe, Michael	22,720	16,020	0.0
Wolfe, J. Michael	105,261	50,000	0.3

(1)	These persons are directors, officers and/or principal stockholders.
(2)	Former director or officer.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	An exchange distribution in accordance with the rules of the applicable exchange;

•	Privately negotiated transactions;

•	To cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	A combination of any such methods of sale; and

•	Any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon UCN being notified in writing by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon UCN being notified in writing by a selling security holder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling security holder and/or the purchasers. Each selling security holder has represented and warranted to UCN that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

UCN has advised each selling security holder that it may not use shares registered on the registration statement of which this prospectus forms a part to cover short sales of common stock made prior to the date on which the registration statement is declared effective by the Securities and Exchange Commission. If a selling security holder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act of 1933. The selling security holders will be responsible to comply with the applicable provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the rules and regulations there under promulgated, including, without limitation, Regulation M, as applicable to such selling security holders in connection with resales of their respective shares under the registration statement of which this prospectus is a part.

UCN is required to pay all fees and expenses incident to the registration of the shares, but it will not receive any proceeds from the resale of the common stock. UCN has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. If the selling security holders use this prospectus for any sale of the common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

DESCRIPTION OF CAPITAL STOCK

UCN’s charter authorizes it to issue up to: (i) 100,000,000 shares of common stock, $0.0001 par value per share; and (ii) 15,000,000 shares of preferred stock, $0.0001 par value per share. As of March 28, 2004, there are 20,772,669 shares of common stock outstanding, and no shares of preferred stock outstanding. In addition, there are outstanding options, warrants and convertible notes to acquire up to an additional 5,912,030 shares of common stock.

Common stock

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the board of directors out of funds legally available there for and to share, ratably, in the net assets, if any, of UCN upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

Preferred stock

The board of directors, without further action by the holders of the common stock, is authorized to classify any shares of our authorized but unissued preferred stock as preferred stock in one or more series. With respect to each series, the board of directors may determine:

•	The number of shares which shall constitute such series;

•	The rate of dividend, if any, payable on shares of such series;

•	Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate;

•	Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

•	The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of UCN;

•	The sinking fund provisions, if any, for the redemption of shares of such series;

•	The voting rights, if any, of the shares of such series;

•	The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of UCN of any other class or series;

•	Whether the shares of such series are to be preferred over shares of capital stock of UCN of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of UCN, or otherwise; and

•	Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of the Charter.

The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of UCN not approved by the board of directors.

Statutory business combinations provision

UCN is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person becomes an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85 percent or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved at an annual or special meeting by the corporation’s board of directors and by the holders of at least 66 2/3 percent of the corporation’s outstanding voting stock, excluding shares owned by the interested stockholder. Under Section 203, an “interested stockholder” is defined as any person who is: (i) the owner of 15 percent or more of the outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation and who was the owner of 15 percent or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

A corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws, through action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. UCN has not adopted such an amendment to its certificate of incorporation or bylaws.

Limitation on directors’ liabilities

Pursuant to the certificate of incorporation and under Delaware law, directors and executive officers are not liable to UCN or its stockholders for monetary damages for breach of fiduciary duty, except liability in connection with a breach of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases illegal under Delaware law, or any transaction in which a director has derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which these persons may be involved because of their offices with us if they acted in good faith or in a manner reasonably believed to be in or not opposed to our best interests. However, nothing in the certificate of incorporation and bylaws protects or indemnifies a director, officer, employee, or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

Penny stock rules

It is likely public transactions in our stock will be covered by the Penny Stock rules, which impose significant restrictions on broker-dealers and may affect the resale of our stock. A penny stock is generally a stock that

•	Is not listed on a national securities exchange or Nasdaq,

•	Is listed in “pink sheets” or on the NASD OTC Bulletin Board,

•	Has a price per share of less than $5.00 and

•	Is issued by a company with net tangible assets less than $5 million.

The penny stock trading rules impose additional duties and responsibilities upon broker-dealers and salespersons effecting purchase and sale transactions in common stock and other equity securities, including

•	Determination of the purchaser’s investment suitability,

•	Delivery of certain information and disclosures to the purchaser, and

•	Receipt of a specific purchase agreement from the purchaser prior to effecting the purchase transaction.

Many broker-dealers will not effect transactions in penny stocks, except on an unsolicited basis, in order to avoid compliance with the penny stock trading rules. It is likely our common stock will be covered by the penny stock trading rules. Therefore, such rules may materially limit or restrict a holder’s ability to resell our common stock, and the liquidity typically associated with other publicly traded equity securities may not exist.

Transfer agent

The transfer agent for the common stock is Atlas Stock Transfer Company, Salt Lake City, Utah.

INDEMNIFICATION

Under the certificate of incorporation and bylaws of UCN the board of directors has the authority to indemnify officers and directors to the fullest extent permitted by Delaware law. Further, UCN has separate indemnification agreements with certain of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, or to the extent any of the selling security holders are entitled to indemnification under their agreements with us, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus will be passed upon for UCN by Parsons Behle & Latimer, Salt Lake City, Utah.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated in this registration statement by reference from UCN, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated in this registration statement by reference from UCN, Inc.’s annual report on Form 10-K for the years ended December 31, 2003 and 2002 have been audited by Crowe Chizek and Company LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Prospective investors may rely only on the information contained in this prospectus. Neither UCN nor any selling security holder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

UCN, INC.

5,504,671 Shares

and

6,848,133 Shares

Common Stock

PROSPECTUS

                                , 2005

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with this registration statement. We will pay all expenses of the offering. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Securities and Exchange Commission Filing Fee	$2,023
Printing Fees and Expenses	10,000
Legal Fees and Expenses	20,000
Accounting Fees and Expenses	10,000
Blue Sky Fees and Expenses	15,000
Miscellaneous	7,977

TOTAL	$65,000

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

UCN’s Charter provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law (the “DGCL”), no director or officer of UCN shall have any liability to UCN or its stockholders for monetary damages. The DGCL provides that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. UCN’s Charter and Bylaws provide that UCN shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the DGCL and that UCN shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

The Charter and Bylaws provide that UCN will indemnify its directors and officers and may indemnify employees or agents of UCN to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with UCN. However, nothing in the Charter or Bylaws of UCN protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director or officer has been successful in defense of any proceeding, our Bylaws provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

UCN maintains an officer’s and director’s liability insurance policy insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the UCN under certain circumstances, in the event that indemnification payments are made to such officers and directors.

I

UCN has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the prompt advancement of all expenses to the Indemnitee and for reimbursement to UCN if it is found that such Indemnitee is not entitled to such indemnification under applicable law. The Indemnification Agreements also provide that after a change in control (as defined in the Indemnification Agreements) of UCN, all determinations regarding a right to indemnity and the right to advancement of expenses shall be made by independent legal counsel selected by the Indemnitee.

The foregoing summaries are necessarily subject to the complete text of the statute, the Company’s Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 16.	EXHIBITS.

Copies of the following documents are included as exhibits hereto pursuant to Item 601 of Regulation S-K.

Exhibit No.	Title of Document

5.1	Opinion on Legality (1)

10.1	Long-Term Stock Incentive Plan (2)

10.2	Form of Warrant issued to bridge lenders in 2000 that expires 2005 (3)

10.3	Form of Warrant issued as part of units with Series B Preferred Stock (3)

10.4	Form of Registration rights Agreement – 2003 (3)

10.5	Form of Warrant issued to Note Purchasers in Oct/Nov 2001 (4)

10.6	Form of Warrant issued to Note Purchasers in Apr/May 2002 (4)

10.7	Form of Stock Option Agreement used prior to June 1999 (4)

10.8	Form of Stock Option Agreement used after June 1999 (4)

10.9	Form of Warrant issued to vFinance Investments as compensation for private placements in 2002, as assigned to its affiliates and employees (4)

10.10	Form of Convertible Notes issued to Edward Dallin Bagley on November 1 and December 2, 2002 (4)

10.11	Amendment dated November 9, 2004 to Convertible Note issued to Edward Dallin Bagley on December 2, 2002 (11)

10.12	Form of Convertible Notes issued to Edward Dallin Bagley, E. Bryan Bagley, and Theodore Stern on December 20, 2002 and January 1, 2003 (4)

II

10.13	Form of Convertible Notes issued to Theodore Stern in December 20, 2001 and January 2002 (4)

10.14	Warrant Issued to Wall Street Group, Inc., as amended (4)

10.15

Asset Purchase Agreement dated December 6, 2002, with I-Link Communications, Inc. and I-Link Incorporated, excluding exhibits:

Exhibit A - Form of Assignment and General Conveyance;

Exhibit B – Assumption of Liabilities;

Exhibit C – Series B Preferred Stock Terms;

Exhibit D - Form of Transition Services Agreement; and

Exhibit E - Form of Management Agreement; (5)

10.16	Reconciliation Agreement dated March 9, 2004 with Acceris Communications and I-Link Communications (8)

10.17

Asset Purchase Agreement dated December 20, 2002 with Touch America, Inc., excluding exhibits:

Exhibit A - Form of Bill of Sale, Assignment and General Conveyance;

Exhibit B - Form of Transition Services Agreement;

Exhibit C - Form of Management Agreement; and

Exhibit D - Form of Promissory Note (5)

10.18	Amendment No. 1 to the Asset Purchase Agreement dated December 20, 2002 that was made June 6, 2003 by Buyers United and Touch America (6)

10.19	Form of note agreement issued on December 20, 2002 to the noteholders who provided financing for the Touch America deposit, including as exhibits the form of note and warrant issued (5)

10.20

Cooperation and Management Agreement between Buyers United and MyACD, Inc., dated October 1, 2003, excluding:

Schedule I - Buyers United Existing Customers;

Schedule II - MyACD Customers;

Schedule III - Enhanced Services Marketing Budget;

Schedule IV - Monthly Budget Payments; and

Schedule V - Revised Wholesale Services Agreement Pricing (7)

10.21

Purchase Option Agreement between Buyers United, Michael L. Shelton and David O. Peterson dated October 1, 2003, excluding:

Exhibit A - Form of Term Note;

Exhibit B - Form of Security and Pledge Agreement;

Exhibit C - Form of Term Note;

Exhibit D - Form of Security and Pledge Agreement;

Exhibit E - Form of Employment Agreement;

Exhibit F - Form of Stock Option Grant; and

Exhibit G - Form of Employment Agreement (7)

10.22	Form of Securities Purchase Agreement dated March 10, 2004 (8)

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10.23	Form of Registration Rights Agreement dated March 10, 2004 (8)

10.24	Warrant issued to Roth Capital Partners, LLC (9)

10.25

Purchase Option Exercise and Agreement on Related Matters between UCN, Inc., MyACD, Inc., Michael L. Shelton, and David O. Peterson dated September 30, 2004

Excluding:

Exhibit A - Form of Shelton Term Note;

Exhibit B - Form of Peterson Term Note; and

Exhibit C - Schedule IV - Monthly Budget Payments (10)

10.26	Promissory Note Dated January 5, 2005 issued to Michael Shelton (11)

10.27	Promissory Noted dated January 5, 2005 issued to David Peterson (11)

10.28	License and Transfer Agreement dated October 1, 2003 between Ion Group L.C. And MyACD, Inc. (11)

10.29	2005 Employee Stock Purchase Plan (11)

10.30	Note issued to Bomoseen Associates, LP (which is owned and controlled by Theodore Stern) dated July 5, 2003 (11)

13.1	Annual Report on Form 10-K for the year ended December 31, 2004 (12)

13.2	Current Report on Form 8-K filed with the Commission on January 11, 2005 (13)

13.3	Amendment No. 1 filed with the Commission on March 23, 2005 to the Current Report on Form 8-K filed with the Commission on January 11, 2005 (14)

16.1	Letter from Crowe Chizek and Company LLC dated July 23, 2004 (15)

23.1	Consent of Parsons Behle & Latimer

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Crowe Chizek and Company LLC

(1)	The opinion of Parsons Behle & Latimer is included in Exhibit 23.1.

(2)	This document was filed as an exhibit to the Registration Statement on Form 10-SB filed by UCN with the Securities and Exchange Commission on August 3, 1999, and are incorporated herein by this reference.

(3)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2000 filed by UCN with the Securities and Exchange Commission on April 10, 2001, and are incorporated herein by this reference.

(4)	These documents were filed as exhibits to the Registration Statement on Form SB-2, File No. 108655, initially filed by UCN with the Securities and Exchange Commission on September 9, 2003, and are incorporated herein by this reference.

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(5)	These documents were filed as exhibits to the annual report on Form 10-KSB for 2002 filed by UCN with the Securities and Exchange Commission on April 14, 2003, and are incorporated herein by this reference.

(6)	This document was filed as an exhibit to the quarterly report on Form 10-QSB for June 30, 2003 filed by UCN with the Securities and Exchange Commission on August 14, 2003, and is incorporated herein by this reference.

(7)	These documents were filed as exhibits to the quarterly report on Form 10-QSB for September 30, 2003 filed by UCN with the Securities and Exchange Commission on November 14, 2003, and are incorporated herein by this reference.

(8)	These documents were filed as exhibits to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on March 17, 2004, and are incorporated herein by this reference.

(9)	This document was filed as an exhibit to the Registration Statement on Form S-2, File No. 114302, filed by UCN with the Securities and Exchange Commission on April 8, 2004, and is incorporated herein by this reference.

(10)	This document was filed as an exhibit to UCN’s current report on Form 8-K dated September 29, 2004 filed with the Securities and Exchange Commission on October 4, 2004, and is incorporated herein by this reference.

(11)	These documents were filed as exhibits to the annual report on Form 10-K for 2004 filed by UCN with the Securities and Exchange Commission on March 30, 2005, and are incorporated herein by this reference.

(12)	This report was filed with the Securities and Exchange Commission on March 30, 2005, and is incorporated herein by this reference.

(13)	This report was filed with the Securities and Exchange Commission on January 11, 2005, and is incorporated herein by this reference.

(14)	This report was filed with the Securities and Exchange Commission on March 23, 2005, and is incorporated herein by this reference.

(15)	This document was filed as an exhibit to the current report on Form 8-K filed by UCN with the Securities and Exchange Commission on July 23, 2004, and is incorporated herein by this reference.

ITEM 17.	UNDERTAKINGS

A. The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20 percent change in the maximum

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aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information with respect to the plan of distribution.

2. That for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issuer.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Bluffdale, State of Utah, on March 31, 2005.

UCN, INC.

By	/s/ Paul Jarman
Paul Jarman, President and Chief Executive Officer

By	/s/ David R. Grow
David R. Grow, Chief Financial Officer (Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Theodore Stern Theodore Stern, Director	Date: March 31, 2005

/s/ Steve Barnett Steve Barnett, Director	Date: March 31, 2005

/s/ Blake O. Fisher, Jr. Blake O. Fisher, Jr., Director	Date: March 31, 2005

/s/ Paul F. Koeppe Paul F. Koeppe, Director	Date: March 17, 2005

/s/ Paul Jarman Paul Jarman, Director	Date: March 31, 2005

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